EXHIBIT 99.4

OFFER TO EXCHANGE

Each Outstanding Share of Common Stock
of
CareScience, Inc.
for
Cash in the Amount of $1.40 and
0.1818 Shares of Common Stock of
Quovadx, Inc.
by
Carlton Acquisition Corp.
a wholly owned subsidiary of
Quovadx, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 18, 2003, UNLESS THE OFFER IS EXTENDED.

August 21, 2003

To Brokers, Dealers, Commercial Banks,

Trust Companies And Other Nominees:

      This letter relates to the offer by Carlton Acquisition Corp., a Pennsylvania corporation (“Purchaser”) and a wholly owned subsidiary of Quovadx, Inc., a Delaware corporation (“Quovadx”) to exchange each outstanding share of common stock, no par value (the “Shares”), of CareScience, Inc., a Pennsylvania corporation (the “Company”) for cash in the amount of $1.40 and 0.1818 shares of common stock, par value $0.01, of Quovadx, per Share upon the terms and subject to the conditions set forth in the Prospectus filed by Quovadx on August 21, 2003 (as may from time to be time be amended, supplemented or finalized, the “Prospectus”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto and the Prospectus, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

      The Offer is subject to several conditions set forth in the Prospectus, which you should review in detail.

      Neither Quovadx nor Purchaser nor any officer, director, stockholder, agent or other representative of Quovadx or Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Exchange Agent and as described in the Prospectus) with respect to soliciting tenders of shares of Common Stock pursuant to the Offer.

      Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

      We urge you to contact your clients as promptly as possible. Please note that the offer and withdrawal rights expire at 12:00 midnight, New York City time, on Thursday, September 18, 2003 unless the offer is extended.

      In order to take advantage of the Offer, Certificates, as well as a Letter of Transmittal (or copy thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent’s Message in lieu of the Letter of Transmittal), and all other documents required by the Letter of Transmittal must be received by the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

      Any holder of Shares who desires to tender Shares and whose Certificate(s) evidencing such Shares are not immediately available, or who cannot comply with the procedures for Book-Entry Transfer described in the Prospectus on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in “The Offer — Guaranteed Delivery” of the Prospectus. Any inquiries you may have with respect to the Offer should be addressed to StockTrans, Inc., the Information Agent for the offer, at 44 West Lancaster Avenue, Ardmore, Pennsylvania, 19003, telephone (800) 733-1121, or Larry Thede, Vice President of Investor Relations at Quovadx, Inc., 6400 S. Fiddler’s Green Circle, Suite 1000, Englewood, Colorado, 8011, telephone (800) 723-3033, extension 310.

      Requests for copies of the enclosed materials may also be directed to the Information Agent or Larry Thede, Vice President of Investor Relations at Quovadx, Inc. at the above addresses and telephone numbers.

Very truly yours,

StockTrans, Inc.

      Nothing contained herein or in the enclosed documents shall constitute you the agent of Quovadx, Purchaser, the Company, the Exchange Agent, or any affiliate of any of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the offer other than the documents enclosed herewith and the statements contained therein.

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